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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported:  November 6, 2002):


                                  CUMMINS INC.
             (Exact name of registrant as specified in its charter)


          Indiana                         1-4949                 35-0257090
(State or other Jurisdiction      (Commission File Number)    (I.R.S. Employer
      of Incorporation)                                      Identification No.)

                               500 Jackson Street
                                   PO Box 3005
                             Columbus, IN 47202-3005
                     (Principal Executive Office) (Zip Code)

       Registrant's telephone number, including area code:  (812) 377-5000


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Item 9.  Regulation FD Disclosure
-------  ------------------------

                                  CUMMINS INC.

    We are a global power leader that designs, manufactures, distributes and services engines, electric power generation systems and engine-related products, including filtration and emissions solutions, fuel systems, controls and air handling systems. We were founded in 1919 as one of the first manufacturers of diesel engines and are headquartered in Columbus, Indiana. We sell our products to original equipment manufacturers (OEMs), distributors and other customers worldwide. We have long-standing relationships with many of the leading manufacturers in the markets we serve, including DaimlerChrysler AG, Volvo AB, PACCAR Inc., Navistar International Corporation, CNH Global N.V., Scania AB and General Electric Company.

    We serve our customers through more than 500 company-owned and independent distributor locations and 4,700 independent dealers in 131 countries and territories, and have approximately 24,900 employees worldwide. We reported sales of $5.7 billion in 2001, with approximately 46% of our sales for that period from international markets. For the twelve months ended September 29, 2002, we had sales of $5.9 billion and EBITDA of $357 million.

BUSINESS SEGMENTS

    We operate four complementary business segments that share technology, customers, strategic partners, brands and our distribution network to gain a competitive advantage in their respective markets. With our size and global presence, we provide world-class products, service and support to our customers in a cost-effective manner.

    ENGINE BUSINESS. Our Engine Business manufactures and markets a broad array of diesel and natural gas powered engines under the Cummins brand name for the heavy- and medium-duty truck, bus, recreational vehicle (RV), light-duty automotive, agricultural, construction, mining, marine, oil and gas, rail and governmental equipment markets. We offer a wide variety of engine products ranging in size from 3.3 liters to 91 liters, providing from 60 horsepower to 3,500 horsepower. In addition, we provide a full range of new parts and service, as well as remanufactured engines, through our extensive distribution network. Our Engine Business accounted for 52% of our total sales in 2001.

    POWER GENERATION BUSINESS. Our Power Generation Business is a global provider of power generation systems and services for customers needing self-generated or standby power. Our power generation products are marketed under the Cummins, Onan and Newage brands, and include diesel and alternative fuel electrical generator sets for commercial and residential applications, such as office buildings, hospitals, municipalities and homes. Our generator sets range in size from 3 kilowatt sets to multi-megawatt installations. We also offer engines, alternators, control systems and switchgear for sale to other generator set assemblers, and are the worldwide leader in auxiliary generator sets for RVs and diesel-powered recreational marine applications. In addition, we provide maintenance contracts, rental options and other power solutions for our customers. Our Power Generation Business accounted for 24% of our total sales in 2001.

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    FILTRATION AND OTHER BUSINESS.  Our Filtration and Other Business produces filters, silencers and intake and exhaust systems under the Fleetguard and Nelson brand names and is the largest worldwide supplier of turbochargers for commercial applications through our Holset brand. We manufacture filtration and exhaust systems for on- and off-highway heavy-duty equipment and are a supplier of filtration products for industrial and passenger car applications, exhaust systems for small engine equipment and silencing systems for gas turbines. In addition, we operate an emission solutions business through which we develop systems to help our customers meet increasingly stringent emissions standards. Our Filtration and Other Business accounted for 15% of our total sales in 2001.

    INTERNATIONAL DISTRIBUTOR BUSINESS. Our International Distributor Business consists of 17 company-owned distributors and two joint ventures that distribute the full range of our products and services to end users at 111 locations in 50 countries and territories. Through this network, our trained personnel provide parts and service to our customers, as well as full service solutions, including maintenance contracts, engineering services and integrated products where we customize our products to cater to specific end users. Our company-owned distributors are located in key markets, including India, China, Japan, Australia, the United Kingdom and South Africa. Our International Distributor Business accounted for 9% of our total sales in 2001.

COMPETITIVE STRENGTHS

    We believe the following competitive strengths are instrumental to our success:

    LEADING BRANDS. Our product portfolio includes products marketed under the following brands, each of which holds a leading position in its respective market:

    - Cummins-Registered Trademark- -- engines, electric power generation systems, components and parts;

    - Onan-Registered Trademark- -- generator sets;

    - Newage-Registered Trademark- -- alternators;

    - Fleetguard-Registered Trademark- -- filtration systems and components;

    - Nelson-Registered Trademark- -- intake and exhaust systems and components;

    - Kuss-Registered Trademark- -- automotive in-tank fuel filtration;

    - Universal Silencer-Registered Trademark- -- large filtration systems and silencers; and

    - Holset-Registered Trademark- -- turbochargers.

    CUSTOMERS AND PARTNERS. To maintain technology leadership and a global presence in a cost effective manner, we have established strategic alliances with a number of our leading customers. These partnerships provide us with a deep understanding of our customers' technology and business needs, and enable us to develop products and services which better meet their requirements at lower costs. For example, we have both customer and supplier arrangements with Komatsu, Ltd., including multiple manufacturing joint ventures and a product development joint venture through which we have partnered in the development of several engines. We are also the exclusive supplier of engines for Komatsu mining equipment. In addition, we have been the exclusive diesel engine supplier to DaimlerChrysler for its Dodge Ram truck since 1988, and our exclusivity agreement extends through model year 2007. We have long-term agreements with Volvo, PACCAR and Navistar for the supply of heavy-duty truck engines, and these agreements afford us long-term price stability and eliminate certain dealer and end user discounts. We also have multiple international joint ventures to manufacture midrange engines, including partnerships with Tata Engineering and Locomotive Company, the leading truck manufacturer in India, and Dongfeng Motors, the second largest truck manufacturer in China.

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    GLOBAL PRESENCE.  We have a strong global presence, including a world-class distribution system, manufacturing and engineering facilities around the world and a network of global supply sources. Our worldwide presence has enabled us to take advantage of growth opportunities in international markets, with our sales outside the United States growing from 39% of total sales in 1999 to 46% of total sales in 2001. Over the past 45 years, we have developed a distribution and service network that includes over 500 company-owned and independent distributor locations and 4,700 independent dealers located throughout 131 countries and territories. We also have manufacturing operations and product engineering centers around the world, with facilities in the United Kingdom, Brazil, Mexico, Canada, France, Australia, China, India, South Africa and Singapore. In addition, we have developed a global network of high-quality, low-cost supply sources to support our manufacturing base.

    LEADING TECHNOLOGY. We have an established reputation for delivering high-quality, technologically advanced products. We continuously work with our customers to develop new products that improve the performance of their vehicles, equipment or systems at competitive cost levels. We are a leader in developing technologies to reduce diesel engine emissions, a key concern of our customers and regulators around the world. We were the first company to develop engines that were certified to meet new emissions standards governing heavy-duty diesel engines that went into effect in the United States on October 1, 2002. We also developed low-emission, high-performance natural gas engines as an alternative fuel option for the on-highway, industrial and power generation markets. Our technology leadership enables us to develop integrated product solutions for the power generation and filtration markets, allowing our customers to use a single high-performance, low-cost system as opposed to multiple components from different suppliers.

CORPORATE STRATEGY

    The three key elements of our corporate strategy are as follows:

    AGGRESSIVELY PURSUE COST LEADERSHIP. In many of our markets, product or system cost is a critical performance parameter for our customers. To achieve cost leadership, we will continue to leverage our innovative technology, economies of scale, global presence and customer partnerships. Beginning in 2000, we launched several focused initiatives to dramatically reduce costs and lower our breakeven point:

    - SIX SIGMA -- This is the cornerstone of our cost reduction effort. Since the program's inception in 2000, we have trained 860 "belts" who have delivered over $360 million of savings and have substantially improved product and service quality.

    - DIRECT/INDIRECT PURCHASING -- We have saved more than $275 million in the cost of purchased materials over the last three years.

    - OVERHEAD REDUCTION -- We reduced selling, administrative and research expenses by $72 million in 2001 compared to 2000.

    - RESTRUCTURING -- Since January 1, 2000, we have closed six plants, consolidated multiple operations and reduced our global headcount by over 13%. These efforts will result in savings of over $80 million in 2002.

    We will continue to pursue cost reduction opportunities through global sourcing, consolidation of operations and product design and quality improvement.

    EXPAND INTO RELATED MARKETS. We will grow in related businesses where we can use our existing investments in products or technology, leading brand names or market presence to establish a competitive advantage. We will target related markets that will offer us higher rates of growth, attractive returns and more stable cash flows through product and end market diversity. For example, we are growing our International Distributor Business through expansion of our aftermarket parts and

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service business by capitalizing on our global customer base. Through our emission solutions business, we will leverage our filtration and engine technologies to provide integrated solutions for our customers and meet increasingly stringent emissions requirements. Our Power Generation Business is focused on increasing sales of power electronics and controls, such as transfer switches and switchgear.

    MAXIMIZE RETURN ON CAPITAL. Return on capital, specifically return on average net assets (ROANA), is our primary measure of financial performance. Each of our business segments has ROANA targets, and we allocate capital based on segment performance against those targets. Parts of our business that cannot meet targets over time will be closed or sold.

    As a result of our intense focus on ROANA, we have been able to reduce capital spending while still funding key development programs, including the completion of a full range of emission-compliant engines. We have reduced our capital expenditure requirements between $75 million and $100 million per year. In addition, despite unprecedented weakness in most of our markets, we generated an operating profit in 2001 and expect to do so in 2002.

    Our goal is to regain an investment grade credit rating. To achieve this goal, we have put significant management focus on increasing earnings, improving cash flow and reducing financial leverage. To this end, we generated
$78 million in free cash flow in 2001 and expect to improve free cash flow performance in 2002.

                                    *  *  *

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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES

    The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires our management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts presented and disclosed in our financial statements. Management reviews these estimates and assumptions based on historical experience, changes in business conditions and other relevant factors that management believes to be reasonable under the circumstances. In any given reporting period, actual results could differ from the estimates and assumptions used in preparing our financial statements. Critical accounting policies are those that may have a material impact on our financial statements and also require management to exercise significant judgment due to a high degree of uncertainty at the time the estimate is made. Our critical accounting policies include those addressing the recoverability and useful lives of assets (including goodwill), estimation of liabilities for product coverage programs, realization of deferred tax assets and pensions and postretirement benefits.

    RECOVERABILITY AND USEFUL LIVES OF ASSETS

    Our investment in engine manufacturing equipment is depreciated using a modified units-of-production method. The cost of all other equipment is depreciated using the straight-line method. Under the modified units-of-production method, the service life of an asset is measured in terms of units of product produced rather than the passage of time. Depreciation expense under the modified units-of-production method is likewise measured in terms of units of product produced subject to a minimum level or floor. The assumptions and estimates regarding asset service life, estimated residual value and units of production are based on a number of factors, including, but not limited to, wear and tear, deterioration and obsolescence. Actual results could differ from these estimates due to changes in retirement or maintenance practices, the introduction of new technology and new products or other changes in the expected service lives of the assets. We evaluate the carrying value of our long-lived

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assets by performing impairment tests whenever events or changes in circumstances indicate possible impairment. In addition, we perform an annual impairment test for our goodwill.

    WARRANTY COSTS

    Our estimates of liabilities for product coverage programs, other than product recalls, are made at the time our products are sold. These estimates are based on historical experience and reflect management's best estimates of expected costs at the time products are sold and subsequent adjustments to those expected costs are made when actual costs differ. As a result of uncertainty surrounding the nature and frequency of product recall programs, the liability associated with such programs is recorded when the recall action is announced. Our warranty liability is affected by component failure rates, repair costs and the time of failure, partially offset by recovery from some of our vendors. Future events and circumstances related to these factors could materially change these estimates requiring adjustments to our liability.

    REALIZATION OF DEFERRED TAX ASSETS

    We determine our provision for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits of tax loss and credit carryforwards are also recognized as deferred tax assets. Deferred tax assets are reduced by a valuation allowance to the extent we conclude there is uncertainty as to their ultimate realization. Changes in future tax benefits may be affected by future profitability, the passage of new tax laws, changes in taxable income and the resolution of tax audit issues.

    PENSION AND OTHER POSTRETIREMENT PROGRAMS

    We sponsor a number of pension and other retirement plans in various countries. In the United States and the United Kingdom we have several major defined benefit plans which are separately funded. The accounting for our pension and other postretirement benefit programs are based on a number of statistical and judgmental assumptions that attempt to anticipate future events and are used in calculating the expense and liability related to our plans. These assumptions include a discount rate, an expected return on plan assets rate, a future compensation increase rate and a health care cost trend rate. In addition, there are also subjective actuarial factors such as retirement age, mortality rates and participant withdrawal assumptions. The actuarial assumptions we use may differ significantly from actual results due to changing economic conditions, withdrawal rates, participant life span and changes in actual costs of health care. These differences may result in a material impact to the amount of pension and other post-retirement benefit expenses that we record. We have assumed an expected rate of return on plan assets of 10.0% in the United States and 8.5% in the United Kingdom during the past two years. Due to lower market returns in the past two years, we now intend to lower our asset return assumptions to 8.5% in the United States and 8.0% in the United Kingdom. We expect to use these return on plan asset assumptions for 2003 and will continue to review and update these assumptions on an annual basis. In 2003, we expect our pension expense to increase approximately $30 million due primarily to reducing our expected rate of return on plan assets.

    Recent declines in equity markets and interest rates have had a negative impact on our pension plan liability and the fair value of plan assets. As a result, the fair value of plan assets is projected to be lower than our accumulated pension benefit obligation at the end of 2002. Based on the fair value of plan assets and interest rates each as of September 30, 2002, we anticipate recording a charge of approximately $300 million to accumulated other comprehensive income, a contra shareholders' equity account, in the fourth quarter of 2002.

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RESULTS OF OPERATIONS

    NET SALES

    Net sales during the third quarter of 2002 were $1.648 billion, an increase of $240 million, or 17%, compared to net sales of $1.408 billion in the third quarter of 2001. Net sales in the third quarter of 2002 increased $190 million, or 13%, compared to net sales in the second quarter of 2002.

    Net sales for the first nine months of 2002 were $4.439 billion, compared to $4.218 billion in the first nine months of 2001, an increase of $221 million, or 5%, year-over-year. Most of the sales improvement is attributable to increased sales in the Engine Business and Filtration and Other Business, primarily driven by higher sales volume in the third quarter of 2002 as compared to the prior year. Power Generation Business sales in the first nine months of 2002 experienced a 15% decline compared to the first nine months of 2001, primarily due to lower demand in the commercial generator sets market.

    Earnings before interest and taxes for the third quarter of 2002 were $78 million, compared to $30 million in the third quarter of 2001. Net earnings for the third quarter of 2002 were $39 million, or $0.96 per share, compared to $3 million, or $0.08 per share, in the third quarter of 2001. For the first nine months of 2002, earnings before interest and taxes were $109 million, compared to a $70 million loss before interest and taxes in the first nine months of 2001. Net earnings for the first nine months of 2002 were $23 million, or $0.60 per share, compared to a net loss of $105 million, or a loss of $2.74 per share, in the first nine months of 2001. Net earnings for the first nine months of 2002 included a $1 million net pre-tax restructuring credit while net earnings for the first nine months of 2001 included a $125 million pre-tax restructuring charge.

    In 2001, net sales were $5.681 billion, compared to $6.597 billion in 2000 and $6.639 billion in 1999. The net sales decrease of $916 million from 2000 to 2001 was attributable to a reduction in Engine Business sales, which declined 23% when compared to 2000 and 26% when compared to 1999. Revenues from the Engine Business were 55% of net sales in 2001, compared to 61% in 2000 and 64% in 1999. The decrease in Engine Business sales resulted primarily from lower shipments to North American OEMs, which were affected by the sharp downturn in the North American automotive industry and construction markets.

    In 2001, we had a net loss of $102 million, or a loss of $2.66 per share, on sales of $5.681 billion. Results, however, included a net after tax charge of $84 million for costs associated with restructuring actions and asset impairment write-downs. Excluding this charge, our net loss would have been $18 million, or a loss of $0.47 per share. Earnings before interest and income taxes was a $42 million loss. Excluding the charge, earnings before interest and taxes would have been $83 million. In comparison, 2000 results were net earnings of $8 million, or $0.20 per share, on sales of $6.597 billion. Results in 2000 also included a net after tax charge of $103 million for restructuring actions and asset impairment write-downs. Excluding these charges, our net earnings would have been $111 million and earnings before interest and income taxes would have been $249 million. As reported, 2000 earnings before interest and taxes were $89 million. In 1999, our results were net earnings of $160 million, or $4.13 per share, on sales of $6.639 billion. Results in 1999 included a $45 million net after tax charge for costs associated with the dissolution of the Wartsila joint venture.

    GROSS MARGIN

    Our gross margin in the third quarter of 2002 was $310 million, or 18.8% of sales, compared to a gross margin of $255 million, or 18.1% of sales, in the third quarter of 2001. Compared to the third quarter of 2001, gross margin increased $55 million in the third quarter of 2002 on a net sales increase of $240 million. This represents 22.9% return on incremental net sales. The increase in gross margin reflects higher absorption of fixed manufacturing costs due primarily to increased engine production and continuing improvements in our cost reduction efforts.

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    Included in third quarter of 2002 gross margin were product coverage costs of $59 million, or 3.6% of sales, compared to $45 million, or 3.2% of sales, in the third quarter of 2001. The increase in product coverage costs results from a higher concentration of heavy-duty engine shipments during the quarter. Excluding product coverage costs, gross margin for the third quarter of 2002 was 22.4%, compared to 21.3% in the third quarter of 2001.

    In the first nine months of 2002, gross margin was $810 million, or 18.2% of sales, compared to $756 million, or 17.9% of sales, in the first nine months of 2001, again reflecting better absorption of fixed manufacturing costs, primarily from increased volume and continued cost reduction partially offset by lower volumes in our Power Generation Business.

    Gross margin was $1.021 billion in 2001, $1.259 billion in 2000 and $1.418 billion in 1999, with related gross margin percentages of 18.0%, 19.1% and 21.4%, respectively. The most significant factors affecting our gross margin percentages in 2001 and 2000 were lower absorption of fixed manufacturing costs in the Engine Business as a result of declining sales volumes and changes in product mix. The effect of lower sales volumes had an unfavorable impact on gross margin of $230 million, or 4% of net sales, in 2001. Partially offsetting the volume shortfall were benefits from our cost reduction efforts and lower product coverage costs during 2001. Product coverage costs were 3.4% of net sales in 2001, compared to 4.2% in 2000 and 3.7% in 1999.

    OPERATING EXPENSES

    SELLING AND ADMINISTRATIVE EXPENSES. Selling and administrative expenses in the third quarter of 2002 were $192 million, an increase of $15 million, or 8%, compared to the third quarter of 2001. For the first nine months of 2002, selling and administrative expenses were $564 million, compared to $543 million in the first nine months of 2001. The increase in selling and administrative expenses quarter-over-quarter and year-over-year was primarily a result of volume variable expenditures, funding of focused growth initiatives and higher variable compensation expense due to improved earnings, partially offset by cost reduction actions.

    Selling and administrative expenses were $728 million in 2001, down
$48 million, or 6%, from 2000 expenses and down $53 million, or 7%, from 1999 expenses. A majority of the decrease in selling and administrative expenses resulted from our cost reduction efforts, including the benefits of restructuring actions during 2001 and 2000 and lower spending across all business segments.

    RESEARCH AND ENGINEERING EXPENSES. Research and engineering expenses in the third quarter and the first nine months of 2002 were $53 million and $164 million, respectively, unchanged from the comparable periods in 2001. Overall, research and engineering expenses declined due to cancellation of a major engine development program in the second quarter of 2001 and cost reduction actions. These savings were equally offset by higher engineering costs related to the development of our 2002 emissions products.

    Research and engineering expenses in 2001 were $220 million, down
$24 million, or 10%, compared to 2000. Compared to 1999, expenses in 2001 decreased $25 million, or 10%. Most of the reduction in research and engineering expenses was a result of ongoing cost reduction efforts and the discontinuance of a new engine development program, partially offset by increased costs for heavy-duty engineering projects and expenses related to 2002 emissions standards compliance.

    JOINT VENTURES AND ALLIANCES INCOME. Our income from joint ventures and alliances in the third quarter of 2002 was $9 million, compared to $2 million in the third quarter of 2001, and $16 million for the first nine months of 2002, compared to $7 million in the first nine months of 2001. The increases in the third quarter and nine month periods were primarily attributable to improved earnings from our distributor joint ventures in North America and improved earnings across several of our joint ventures in China.

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    Our earnings from joint ventures and alliances were $10 million in 2001, compared to earnings of $9 million in 2000 and losses of $28 million in 1999. The improvement in earnings over 1999 resulted from the dissolution of the Wartsila joint venture in the fourth quarter of 1999. Total revenue from our joint ventures and alliances was $1.4 billion in 2001, compared to $1.5 billion in 2000 and $1.3 billion in 1999.

    INTEREST EXPENSE. Interest expense in the third quarter and first nine months of 2002 was $15 million and $46 million, respectively, compared to $15 million and $61 million in the third quarter and first nine months of 2001, respectively. The lower year-to-date interest expense was primarily due to the issuance of our preferred securities in the second quarter of 2001. Dividends on our preferred securities are classified separately from interest expense on our Consolidated Statement of Earnings. Interest expense for the first nine months of 2002 included a $2 million adjustment in the second quarter to properly state our liability for accrued interest.

    Interest expense of $76 million in 2001 was $10 million lower than 2000 and $1 million higher than in 1999. Lower borrowing levels as a result of the preferred securities issuance and reduced interest rates in 2001 accounted for the decrease from 2000. Increased borrowings and lower capitalization of interest accounted for the increase as compared to 1999. Interest payments for 1999, 2000 and 2001 are disclosed in a separate caption in our Consolidated Statement of Cash Flows.

    RESTRUCTURING ACTIVITIES

    For the first nine months of 2002, we recorded a net $1 million credit for restructuring charges. The credit was recorded in the second quarter of 2002 and was comprised of a $16 million second quarter charge offset by a $17 million reversal of excess restructuring accruals related to previous actions that were realigned or cancelled. For the first nine months of 2001, restructuring charges were $125 million and were recorded in the second quarter of 2001. We have continued a restructuring program that began in 1998 to improve our cost structure. The related charges include staffing reorganizations and reductions in various business segments, asset impairment write-downs for manufacturing equipment, facility closure and consolidation costs, dissolution costs and restructuring actions related to joint venture operations, cancellation of a new engine development program and other exit costs related to small business operations.

    As of December 31, 2001, all activities associated with our 1998 and 1999 restructuring actions were complete. The restructuring actions taken in 2000 and 2001 were directly related to the downturn in the North American heavy-duty truck market and several other end markets and were necessary in order to achieve lower production costs, improve operating efficiencies and enhance management effectiveness under difficult economic conditions. A detailed discussion of our restructuring actions during 1999, 2000, 2001 and 2002 follows.

    1999 RESTRUCTURING CHARGES.  In December 1999, we recorded a charge of
$60 million in connection with the dissolution of our Wartsila joint venture. The charge included $17 million to write off our remaining investment in the joint venture, $29 million for impairment of assets transferred from the joint venture and $14 million for additional warranty and other liabilities assumed by us. The joint venture termination was effective December 31, 1999, with us taking over the operations and assets of the joint venture's product line in Daventry, England.

    The asset impairment loss was calculated according to the provisions of Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", using expected discounted cash flows as the estimate of fair value. The majority of the impaired assets were held and used in our Power Generation Business, with depreciation continuing on such assets.

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    2000 RESTRUCTURING CHARGES.  During the fourth quarter of 2000, we announced restructuring plans primarily in response to the downturn in the North American heavy-duty truck market and several other end markets where our shipments had declined 35% from 1999, and recorded a restructuring charge of $160 million. Of this amount, $131 million was associated with our Engine Business, $19 million was associated with our Power Generation Business and $10 million was associated with our Filtration and Other Business. The charges included $42 million for work force reduction costs, $102 million for asset impairments (including
$30 million for internally developed software) and $16 million associated with exit costs to close or consolidate a number of small business operations.

    The workforce reduction actions included overall reductions in staffing levels and the impact of divesting a small business operation. The charges included severance and benefit costs of terminating approximately 600 salaried and 830 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. In the fourth quarter of 2001, we realigned our workforce reduction plan and reallocated $3 million of excess liabilities for termination benefits to recent workforce reduction actions committed to during that quarter. All employees affected by this workforce reduction plan were separated or terminated by June 30, 2002 and we expect to pay remaining severance costs and related benefits under this action by the end of 2002. Approximately 660 salaried and 725 hourly employees were affected by this plan.

    The asset impairment charge of $102 million was calculated in accordance with the provisions of SFAS 121. Approximately $30 million of the charge consisted of capitalized software-in-process related to manufacturing, financial and administrative information technology programs that were cancelled during program development and prior to implementation. The remaining $72 million included $38 million for engine assembly and fuel system manufacturing equipment to be disposed of upon closure or consolidation of production operations. The equipment is expected to continue in use and be depreciated for approximately two years from the date of the charge until closure or consolidation. The expected recovery value of the equipment was based on estimated salvage value and was excluded from the impairment charge. The charge also included $11 million for equipment available for disposal, $6 million for properties available for disposal, $10 million for investments and $7 million for intangibles and minority interest positions related to divesting smaller operations and investments. The carrying value of assets held for disposal and the effect of suspending depreciation on these assets was not significant.

    In the second quarter of 2002, we cancelled plans to close a filtration manufacturing plant, transferred impaired power generation equipment to a foreign operation and realigned our workforce reduction plan resulting in a reversal of $12 million in charges related to this plan. During the third quarter of 2002, we paid approximately $1 million related to liabilities under this plan. As of September 29, 2002, $8 million of restructuring charges remained in accrued liabilities related to this plan. We expect to complete this restructuring action in 2002.

    In the third quarter of 2002, we recognized approximately $16 million in savings under this plan, comprised of $12 million in cost of goods sold, $3 million in selling and administrative expenses and $1 million in research and engineering expenses.

    2001 RESTRUCTURING CHARGES. In the second quarter of 2001, primarily as a result of the continuing downturn in the North American heavy-duty truck market and several other end markets, we announced further restructuring actions and recorded restructuring charges of $125 million. The charges included $14 million attributable to workforce reduction actions, $110 million for asset impairment and $1 million attributed to the divestiture of a small business operation. Of this charge, $118 million was associated with the Engine Business, $5 million with the Power Generation Business and $2 million with the Filtration and Other Business.

    The workforce reduction actions included overall reductions in staffing levels and the impact of divesting a small business operation. The charges included severance costs and related benefits of terminating approximately 400 salaried and 150 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. All employees affected by this workforce reduction plan and the subsequent fourth quarter of 2001 realignment plan will have been terminated by the end of the fourth quarter of 2002 and remaining severance costs and related benefits will be paid through the end of the first quarter of 2003. A total of 400 salaried and 180 hourly employees were affected by these plans.

    The asset impairment charge was for equipment, tooling and related investment supporting a new engine development program that was cancelled during the quarter. The charges included the investment in manufacturing equipment previously capitalized and cancellation charges for capital and tooling purchase commitments. The charge was reduced by the estimated salvage value related to the planned equipment disposals. In the second quarter of 2002, we recovered $8 million of salvage proceeds on planned equipment disposals, of which $5 million was in excess of estimated recoveries and was reversed against the original restructuring charge.

    As of September 29, 2002, $4 million of restructuring charges related to unpaid severance costs and termination benefits remained in accrued liabilities. We expect to complete all activities associated with this restructuring plan in the fourth quarter of 2002.

    For the third quarter ended September 29, 2002, we recognized savings from this restructuring action of approximately $3 million in cost of goods sold, $2 million in selling and administrative expenses and $1 million in research and engineering expenses.

    2002 RESTRUCTURING CHARGES. In the second quarter of 2002, we announced further restructuring actions precipitated by weak market conditions, related primarily to our Engine Business and Power Generation Business and recorded additional restructuring charges of $16 million. The charges included
$11 million attributable to workforce reduction actions, $3 million for asset impairments and $2 million related to facility closures and consolidations. Of this charge, $5 million was associated with the Engine Business, $4 million was associated with the Power Generation Business, $3 million was associated with the Filtration and Other Business and $4 million was associated with the International Distributor Business.

    The charges included severance costs and related benefits of terminating approximately 220 salaried and 350 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. These actions reflect overall reductions in staffing levels due to closing operations and moving production to available capacity. As of September 29, 2002, approximately 180 salaried and 300 hourly employees had been separated or terminated under this plan. We expect to complete all workforce reduction actions associated with this plan by the end of the first quarter of 2003.

    The asset impairment charge was related to equipment available for disposal. The carrying value of the equipment and the effect of suspending depreciation on the equipment were not significant.

    This action is expected to generate approximately $13 million in annual savings. For the third quarter ended September 29, 2002, approximately $2 million in savings was recognized in cost of goods sold. As of September 29, 2002, $5 million of restructuring charges remained in accrued liabilities. We expect to complete this restructuring action in the first quarter of 2003 and make related cash payments by the end of the second quarter of 2003.

    The $17 million in remaining costs of our 2000, 2001 and 2002 restructuring actions are expected to be funded from cash provided by operations.

    OTHER INCOME AND EXPENSE, NET

    Other income in the third quarter of 2002 was $4 million, compared to $3 million in the third quarter of 2001. For the first nine months of 2002, other income was $10 million, compared to $1 million, net of expense in the first nine months of 2001. The increase resulted from the sale of a North American distributor, income from royalty fees and the discontinuance of goodwill amortization.

    Other income and expense netted to zero in 2001, compared to $1 million of income in 2000 and $8 million of expense in 1999. Other income and expense includes the results of several different transactions including amortization of intangibles, foreign currency exchange, interest income, royalty income, gains or losses on the sale of businesses and other miscellaneous items.

    PROVISION FOR INCOME TAXES

    We recorded an income tax provision of $15 million in the third quarter of 2002, compared to a $2 million provision in the third quarter of 2001. For the first nine months of 2002, we recorded a $12 million provision for income taxes, compared to a $44 million tax benefit in the first nine months of 2001. All reporting periods reflect an estimated annual effective tax rate of 25% on our earnings before income taxes and after deducting dividends on our preferred securities and an effective tax rate of 33% for restructuring, asset impairments and other non-recurring charges.

    We recorded a tax benefit of $42 million in 2001, combining a negative effective tax rate of 17% from operations and an effective tax rate of 33% from restructuring charges. The effective tax rate from operations in 2001 reflected reduced taxes on export sales, research tax credits and dividends on preferred securities, which are deductible as interest expense for federal tax purposes. In 2000, our tax benefit was $19 million, reflecting an effective tax rate from operations of 23% and an effective tax rate of 35% from restructuring charges. In 1999, our tax provision was $55 million, reflecting an effective tax rate of 25% for both operations and restructuring charges.

    MINORITY INTEREST

    Minority interest in income of our consolidated operations was $4 million in the third quarter of 2002, compared to $4 million in the third quarter of 2001. For the first nine months of 2002 and 2001, minority interest income from consolidated operations was $12 million. Our income from minority interest is primarily derived from consolidating operating results of Cummins India Limited.

    Minority interest in net earnings of consolidated entities was $15 million in 2001, an increase of $1 million from 2000 and an increase of $9 million from 1999. The increase from 2000 was primarily due to higher earnings attributable to minority partners of Cummins India Limited and improved performance from our fuel systems joint venture with Scania.

    NET EARNINGS

    Net earnings for the third quarter of 2002 were $39 million, or $0.96 per share, compared to net earnings of $3 million, or $0.08 per share, in the third quarter of 2001. For the first nine months of 2002, net earnings were $23 million, or $0.60 per share, compared to a net loss of $105 million, or a loss of $2.74 per share, in the first nine months of 2001. For the first nine months of 2002 and 2001, net earnings included a $1 million pre-tax credit and a $125 million pre-tax charge for restructuring actions, respectively. A majority of the increase in net earnings, excluding restructuring charges, is attributable to improved overhead absorption at our heavy-duty engine plants due to increased volumes, continued focus on cost reduction activities, earnings improvement in our Filtration and Other Business partially offset by lower earnings in our Power Generation Business.

    In 2001, we had a net loss of $102 million, or a loss of $2.66 per share, on sales of $5.681 billion. Results, however, included a net after tax charge of $84 million for costs associated with restructuring actions and asset impairment write-downs. Excluding this charge, net loss would have been $18 million, or a loss of $0.47 per share. Earnings before interest and income taxes was a $42 million loss. Excluding the charge, earnings before interest and taxes would have been $83 million. In comparison, 2000 results were net earnings of $8 million, or $0.20 per share, on sales of $6.597 billion. Results in 2000 also included a net after tax charge of $103 million for restructuring actions and asset impairment write-downs. Excluding these charges, net earnings would have been $111 million and earnings before interest and income taxes would have been $249 million. As reported, 2000 earnings before interest and taxes were $89 million. In 1999, net earnings were $160 million, or $4.13 per share, on sales of $6.639 billion. Results in 1999 included a $45 million net after tax charge for costs associated with the dissolution of the Wartsila joint venture.

BUSINESS SEGMENTS

    Our reporting structure is organized primarily by markets served and secondarily by products and geographical territories. In the fourth quarter of 2001, we realigned our reporting structure and created a new business segment, our International Distributor Business, as a result of the size and growing importance of the retail distribution business. Previously, the retail distribution business had been combined within our Filtration and Other Business segment. Accordingly, certain historical business segment data has been restated and reclassified to reflect this change.

    The following table sets forth our net sales for each of our four operating segments for the periods presented:

                                                                               NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,       ---------------------
                                            ------------------------------   SEP. 23,    SEP. 29,
                                              1999       2000       2001       2001        2002
                                            --------   --------   --------   ---------   ---------
                                                                (IN MILLIONS)
Engine Business...........................   $4,225     $4,050     $3,121     $2,321      $2,659
Power Generation Business.................    1,356      1,395      1,422      1,064         902
Filtration and Other Business.............      863        902        889        651         707
International Distributor Business........      491        555        562        412         421
Elimination of Intersegment Revenue.......     (296)      (305)      (313)      (230)       (250)
                                             ------     ------     ------     ------      ------
                                             $6,639     $6,597     $5,681     $4,218      $4,439
                                             ======     ======     ======     ======      ======

    ENGINE BUSINESS

    Total Engine Business sales in the third quarter of 2002 were $1.033 billion, an increase of $266 million, or 35%, compared to sales of $767 million in the third quarter of 2001. For the first nine months of 2002, engine sales were $2.659 billion, up $338 million, or 15%, compared to sales of $2.321 billion in the first nine months of 2001.

    Engine Business total sales were $3.121 billion in 2001, down $929 million, or 23%, compared to total engine sales for 2000 and down $1.104 billion, or 26%, compared to total engine sales for 1999.

    A summary and discussion of total sales for the Engine Business by market follows:

                                                                               NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,       ---------------------
                                            ------------------------------   SEP. 23,    SEP. 29,
                                              1999       2000       2001       2001        2002
                                            --------   --------   --------   ---------   ---------
                                                                (IN MILLIONS)
Heavy-duty Truck..........................   $1,787     $1,444     $  940     $  693      $  862
Medium-duty Truck and Bus.................      641        657        577        426         486
Light-duty Automotive.....................      775        835        576        437         572
Construction, Agriculture and Marine......      839        873        748        561         559
High-horsepower Industrial................      183        241        280        204         180
                                             ------     ------     ------     ------      ------
                                             $4,225     $4,050     $3,121     $2,321      $2,659
                                             ======     ======     ======     ======      ======

    Operating earnings before interest and taxes for the Engine Business were $50 million in the third quarter of 2002, compared to an operating loss before interest and taxes of $18 million in the third quarter of 2001, an improvement of $68 million on a sales increase of $266 million. The improvement in operating earnings was attributable to the increase in engine volumes and the accompanying benefit of fixed cost absorption at our manufacturing plants and our continued focus on cost reduction.

    HEAVY-DUTY TRUCK. Sales to the heavy-duty truck market were $378 million in the third quarter of 2002, up $156 million, or 70%, compared to the third quarter of 2001. The increase primarily reflects an upturn in OEM engine shipments in response to accelerated purchases prior to the October 1, 2002 effective date of the new emissions standards.

    For the first nine months of 2002, sales of heavy-duty engines were $862 million, up $169 million, or 24%, compared to the first nine months of 2001. Unit shipments of heavy-duty truck engines were 18,500 in the third quarter of 2002, compared to 8,700 in the third quarter of 2001, or an increase of 113%. Unit shipments of heavy-duty truck engines in the first nine months of 2002 were 37,400, compared to 28,800 in the first nine months of 2001, an increase of 30%. Shipments of our new ISX engine in the third quarter of 2002 were 52% higher than unit shipments in the second quarter of 2002 and nearly three times the quantity shipped in the third quarter of 2001.

    In 2001, sales to the heavy-duty truck market declined $504 million, or 35%, compared to sales in 2000, and declined 47% compared to 1999 sales levels. These decreases reflected the continued downturn in the North American trucking industry, which was characterized by high inventory levels of new and used trucks. Unit shipments in 2001 to the North American heavy-duty truck market were 44% lower than in 2000 and 57% lower than in 1999.

    MEDIUM-DUTY TRUCK AND BUS. Medium-duty truck and bus revenues for the third quarter of 2002 increased $56 million, or 41%, above sales levels for the third quarter of 2001, reflecting increased demand as a result of the October 1, 2002 emissions standards. Unit shipments in the third quarter of 2002 to the North American medium-duty truck market increased 43% compared to the third quarter of 2001, while medium-duty shipments to international markets in the third quarter of 2002 increased 8% compared to the third quarter of 2001. Bus engine sales in the third quarter of 2002 increased 32% globally compared to the third quarter of 2001, while unit shipments in the third quarter of 2002 increased 25% compared to the third quarter of 2001, with a significant increase in shipments to North American OEMs. Internationally, bus engine shipments in the third quarter of 2002 declined 56% compared to the third quarter of 2001, primarily in China, with some decline in shipments to bus OEMs in Mexico. For the first nine months of 2002, sales of medium-duty truck and bus engines increased $60 million, or 14%, compared to the first nine months of 2001. Most of the increase occurred during the third quarter reflecting higher demand due to the new emissions standards.

    Sales to the medium-duty truck and bus market in 2001 declined $85 million, or 13%, compared to 2000 sales, and were down $60 million, or 9%, from 1999 sales levels. A majority of the sales decrease was attributable to decreases in sales of medium-duty truck engines, reflecting lower market conditions in the North American truck industry. Engine sales to the bus market in 2001 were essentially level when compared to 2000, but were 43% higher than sales in 1999, primarily from increased sales to international markets which were up 26% over 2000 levels.

    LIGHT-DUTY AUTOMOTIVE. In the third quarter of 2002, revenues from our light-duty automotive market increased $71 million, or 43%, compared to the third quarter of 2001. Total unit shipments in the third quarter of 2002 were up 23% compared to the third quarter of 2001, with the increase evenly distributed between shipments to DaimlerChrysler and shipments to OEMs in the North American RV market. In the third quarter of 2002 engine shipments to DaimlerChrysler for the Dodge Ram truck were 26,800, an increase of 4,600 units, or 21%, over shipments in the third quarter of 2001, primarily driven by the introduction of the new Dodge Ram truck model. Unit shipments to the recreational vehicle market in the third quarter of 2002 more than doubled from previously weak demand levels in the third quarter of 2001, reflecting recovery in consumer markets and growth in the diesel-powered segment of this market.

    For the first nine months of 2002, revenues from light-duty automotive engine sales were up $135 million, or 31%, compared to the first nine months of 2001. The increase was primarily due to sales of Dodge Ram truck engines in the first nine months of 2002 up $70 million, or 21%, compared to the first nine months of 2001, as well as sales to the RV market up $69 million, or 81%, compared to the first nine months of 2001.

    In 2001, sales of $576 million in the light-duty automotive market were down $254 million, or 31%, from 2000 sales, and decreased by 26% from 1999 sales. Shipments to DaimlerChrysler for its Dodge Ram pickup in 2001 declined 36% and 25% below shipments in 2000 and 1999, respectively. While the light-duty automotive market also experienced a downturn, volumes were primarily impacted by production constraints preceding the 2002 model changeover at DaimlerChrysler. Engine revenues from the RV market in 2001 were down 7% when compared to 2001, while unit shipments were down 15% compared to 2000 and down 25% compared to 1999.

    CONSTRUCTION, AGRICULTURE AND MARINE. Total sales to the construction, agriculture and marine markets in the third quarter of 2002 were down $3 million, or relatively flat compared to the third quarter of 2001. For the first nine months of 2002, total construction, agricultural and marine sales were unchanged from the first nine months of 2001, with increases in sales to agricultural markets offset by declining sales to the construction equipment market. For the first nine months of 2002, unit shipments to construction OEMs in North America declined 7% compared to the first nine months of 2001, reflecting continued economic weakness. Shipments to international construction OEMs in the third quarter of 2002 increased 9% compared to the third quarter of 2001, primarily in East Asia, South Pacific and Central Europe. Engine shipments to the agriculture market for the third quarter of 2002 increased 32% compared to the first quarter of 2001, off of a low base, with the increase evenly distributed between North America, and international OEMs. In the marine market, unit shipments reflected in our consolidated sales during the third quarter of 2002 were down 25% compared to the third quarter of 2001 due to the formation of our new joint venture with Brunswick Corporation, Cummins Mercruiser JV. Sales of our mid-range marine engines are now recorded by the joint venture.

    Sales of engines to the construction, marine and agricultural markets in 2001 were down 14% compared to 2000 and 11% compared to 1999. Most of the decline was in the construction market, where sales were down 18% compared to both 2000 and 1999, as OEMs adjusted production schedules for lower volumes. Marine sales for 2001 were down 8% compared to 2000, but up 4% over 1999 sales levels. Engine sales to the agricultural market in 2001 were down 2% compared to 2000, and increased 10% compared to 1999.

    HIGH-HORSEPOWER INDUSTRIAL. Sales of our V, K and Q series high-horsepower industrial engines in the third quarter of 2002 were down 20% compared to the third quarter of 2001. Shipments to the North American mining market for the third quarter of 2002 declined 60% compared to the third quarter of 2001, while shipments to international mining markets for the third quarter of 2002 declined 31% compared to the third quarter of 2001. Shipments of high-horsepower engines to the rail sector for the third quarter of 2002, which is primarily an international business, were down 33% compared to the third quarter of 2001, but up slightly compared to the previous quarter of 2002. Shipments of high-horsepower engines to government markets, primarily V series military applications, for the third quarter of 2002 were up 60% compared to the third quarter of 2002, with the majority of the increase in North America. For the first nine months of 2002, sales of high-horsepower industrial engines were down 12% when compared to sales in the first nine months of 2001, largely attributable to lower shipments to the mining and rail markets.

    Sales of high-horsepower engines to the mining, rail and government markets were $280 million in 2001, an increase of 16% compared to 2000 and an increase of 53% over 1999 levels. Unit shipments for 2001 were up 3% compared to 2000, but increased 28% compared to 1999, reflecting a change in sales mix to higher priced units as we continued to gain market share in the mining sector of high-horsepower engines. Engine sales in 2001 to government contractors were down 20% compared to 2000, and were essentially flat when compared to 1999. Sales to the rail car market, comprised largely of European and Asian demand, increased 38% over 2000 and more than doubled over 1999 levels.

    POWER GENERATION BUSINESS

    Sales for the third quarter of 2002 in our Power Generation Business were $315 million, down $56 million, or 15%, compared to the third quarter of 2001. Total engine unit shipments for the power generation markets for the third quarter of 2002 were 6,100 units, down 1,800 units, or 23%, compared to the third quarter of 2001. In the first nine months of 2002, Power Generation Business sales were $902 million, compared to $1.064 billion in the first nine months of 2001, a decline of $162 million, or 15%, reflecting weak demand and slow economic growth.

    In the third quarter of 2002, unit sales of generator drives declined 19%, while unit sales of generator sets were down 28% compared to the third quarter of 2001. For the third quarter of 2002, unit sales of generator sets in North America declined 26% while unit sales of generator drives declined 57% compared to the third quarter of 2001, with lower demand in commercial generator sets markets due to slow economic activity, reduced emergency power needs and a continuance of high inventory levels in the marketplace. This decrease was partially offset by increased demand in consumer segments of the market, primarily generator set sales to recreational vehicle OEMs which increased 27% compared to the third quarter of 2001. Internationally for the third quarter of 2002, lower demand caused revenues to decrease across all markets except Australia and Southeast Asia compared to the third quarter of 2001. Unit shipments of generator drives and generator sets to international customers were down 17% and 30%, respectively, compared with the third quarter of 2001.

    For the first nine months of 2002, engine shipments for the Power Generation Business were 17,100, compared to 20,500 units for the first nine months of 2001, a decrease of 3,400 units, or 17%. Most of the decline in unit shipments is attributable to weakening demand in the heavy-duty and high-horsepower power generation equipment segments.

    In the third quarter of 2002, the Power Generation Business incurred an operating loss before interest and taxes of $1 million, compared to earnings before interest and taxes of $29 million in the third quarter of 2001. For the first nine months of 2002, the Power Generation Business reported an operating loss before interest and taxes of $19 million compared to earnings before interest and taxes of $64 million in the first nine months of 2001.

    The overall decline in margin and earnings before interest and taxes in the Power Generation Business for the third quarter of 2002 and the first nine months of 2002 was attributable to several factors. First, there was a decrease in volume due to economic weakness. Second, we experienced a shift in sales mix, with a decline in unit shipments of higher margin heavy-duty and high-horsepower products. Third, there was an overall decline in sales volume that resulted in underabsorption of fixed overhead costs at our manufacturing facilities. Fourth, excess inventory in the marketplace continued to create pricing pressures resulting in heavier discounting to retain market share. Lastly, utilization of the Power Generation Business rental fleet was lower in the third quarter of 2002 and the first nine months of 2002 periods due to overall weaker demand, resulting in reduced profitability in our rental business.

    Revenues of $1.422 billion in 2001 for our Power Generation Business were 2% higher than in 2000, and 5% higher than in 1999. Sales of our generator sets in 2001 were up 9% compared to 2000 and up 10% compared to 1999. Sales of generator drive engines to generator assemblers in 2001 were down 9% from 2000 levels, but increased 7% over 1999 levels. Alternator sales in 2001 decreased 2% as compared to 2000, and were down 13% as compared to 1999. Sales of small generator sets for recreational vehicles and other consumer applications in 2001 were down 7% compared to 2000 and down 6% compared to 1999.

    In 2001, Power Generation Business revenues in North America were down slightly compared to 2000. Sales to international areas in 2001 were up 6% compared to 2000, primarily as a result of increased sales in Latin America and Brazil, offset by lower demand in Australia and Southeast Asia.

    FILTRATION AND OTHER BUSINESS

    In the third quarter of 2002, revenues in the Filtration and Other Business were $236 million, up $25 million, or 12%, compared to the third quarter of 2001 revenues. Revenues for the third quarter of 2002 from the sale of filtration products in the U.S. market were up $11 million, or 9%, compared to the third quarter of 2001, reflecting demand improvement and increased market penetration at North American OEMs. Sales to OEMs in Europe, Australia, Mexico and other international locations for the third quarter of 2002 also increased compared to the third quarter of 2001. Revenues from the sale of Holset turbochargers for the third quarter of 2002 increased 12% compared to the third quarter of 2001, primarily from continuing strong business in China.

    For the first nine months of 2002, Filtration and Other Business sales increased $56 million, or 9%, compared to the first nine months of 2001, reflecting improvement across most markets, offset by lower sales in Canada and Latin America. Approximately 20% of the sales improvement in the Filtration and Other Business was attributable to increased sales of our Holset turbocharger business.

    Earnings before interest and taxes for the Filtration and Other Business in the third quarter of 2002 were $19 million, compared to $11 million for the third quarter of 2001. The improvement in profitability was primarily a result of volume increases and the discontinuance of goodwill amortization. In addition, incremental expenses from this segment's new emission solutions business were offset by benefits from restructuring actions and Six Sigma cost reduction efforts. For the first nine months of 2002, operating earnings were $60 million, up $18 million, or 43%, compared to the first nine months of 2001. The increase in earnings before interest and taxes for the first nine months of 2002 was related to increased volume, benefits from cost reductions and discontinuing goodwill amortization.

    Sales of $889 million in 2001 for the Filtration and Other Business were down slightly from 2000 sales of $902 million, but were up 3% over 1999 sales of $863 million. Sales of filtration products in 2001 were down 4% compared to 2000, primarily reflecting lower demand for OEM truck and construction products as well as reduced sales to small engine and equipment manufacturers.

    Sales of Holset turbochargers in 2001 increased 16% over sales in 2000, primarily due to higher sales in Europe and China.

    INTERNATIONAL DISTRIBUTOR BUSINESS

    Revenues from the International Distributor Business for the third quarter of 2002 were $152 million, up $16 million when compared to the third quarter of 2001. Sales of parts and engines increased at distributor locations in Australia, East and Southeast Asia and Central Europe and were partially offset by sales declines in Latin America and Korea. For the first nine months of 2002, revenues were $421 million, compared to $412 million in the first nine months of 2001. A majority of the increase was attributable to our Australian, East and Southeast Asia distributors, offset by declining sales at our distributor in Argentina. Sales in the third quarter of 2001 and the first nine months of 2001 included $7 million and $35 million, respectively, of certain OEM engine sales that are now reported as sales in the Engine Business segment. This reporting change did not affect earnings results in either business segment.

    Earnings before interest and taxes for the International Distributor Business were $10 million in the third quarter of 2002, compared to $8 million in the third quarter of 2001. The increase in earnings was primarily a result of increased engine and parts sales. For the first nine months of 2002, earnings before interest and taxes were $17 million, compared to $18 million for the first nine months of 2001, a decrease of $1 million, primarily from the effects of foreign currency exchange losses in Latin America.

GEOGRAPHIC MARKETS

    Sales to international markets in the third quarter of 2002 were $645 million, or 39% of total net sales, compared to $665 million, or 47%, of net sales, in the third quarter of 2001. For the first nine months of 2002, international sales were $1.940 billion, or 44% of total net sales, compared to $1.960 billion, or 46% of total net sales, in the first nine months of 2001.

    Heavy-duty truck engine shipments to international markets in the third quarter of 2002 increased 11% compared to the third quarter of 2001, while midrange automotive engine shipments to international markets for the third quarter of 2002 increased 8% compared to the third quarter of 2001. Total engine shipments to the international bus market for the third quarter of 2002 decreased 56% compared to the third quarter of 2001, primarily in China, where units shipped declined by 1,000. Shipments of light-duty automotive engines to international markets declined 36% in the third quarter of 2002 compared to the third quarter of 2001. Engine shipments to international agricultural and construction equipment markets for the third quarter of 2002 were up 11% compared to the third quarter of 2001, while engine shipments to international mining and rail markets were down 32%.

    Sales to the Asia/Australia region in the third quarter of 2002 increased $28 million, or 12%, compared to the third quarter of 2001, primarily from increased demand for engines, generator drives and sales at our Australian distributorship. Sales to Europe and the republics of the former Soviet Union, representing 11% of total sales and 28% of international sales in the third quarter of 2002, were down 7% compared to the third quarter of 2001, mostly in the heavy-duty and medium-duty truck markets in the United Kingdom. Business in Mexico, Brazil and Latin America decreased 44% in the third quarter of 2002, primarily from lower power generation revenues and a decline in bus sales, offset by increases in sales of engines for the agricultural market. Sales to Canada, representing 5% of net sales in the third quarter of 2002, were up 28% compared to the third quarter of 2001 due to increased heavy-duty truck production and improved filtration sales.

    For the first nine months of 2002, total international sales were $1.940 billion, down $20 million, or 1%, compared to the first nine months of 2001. Sales to the Asia/Australia market increased 10% largely due to sales of midrange and heavy-duty engines. Sales to Europe and the republics of the former Soviet Union for the first nine months of 2002 declined 7% compared to the first nine months of 2001 as a result of weakening demand from European truck
OEMs. Sales to Mexico/Latin America were down 14% during the first nine months of 2002, primarily due to declining power generation sales as the energy crisis subsided. Sales to Canada and Africa/Middle East in the first nine months of 2002 were relatively flat compared to the first nine months of 2001.

    Sales to international markets represented 46% of our revenues in 2001, compared to 43% in 2000 and 39% in 1999. Asia/Australia sales, comprising 16% of total sales in 2001 and 34% of total international sales in 2001, were basically level when compared to 2000 and up 10% when compared to 1999. Sales to China in 2001 increased 11% compared to 2000, largely driven by higher bus engine sales. Sales to Korea in 2001 declined 16% compared to 2000, and sales to Japan and Southeast Asia were down 8% compared to 2000. Power generation sales to the Asia/Australia markets in 2001 were down 7% from 2000. Sales to Europe and the republics of the former Soviet Union, represented 15% of our 2001 sales, were down 3% compared to 2000 and were 4% higher than 1999.

    Power generation sales to Europe and the republics of the former Soviet Union in 2001 were unchanged from 2000. Sales to Mexico/Latin America in 2001 were up 4% over 2000 and up 26% over 1999, mainly from increased demand for power generation equipment in Brazil, while heavy-duty and medium-duty engine sales in 2001 declined in this market. Business in Canada, representing 5% of our 2001 sales, were down 28% compared to 2000 resulting from the downturn in the North American heavy duty-truck market. Sales to Africa/Middle East, representing 2% of sales in 2001, declined $59 million, or 31%, compared to 2000. A majority of the decrease in the Africa/Middle East market was attributable to lower sales in Turkey.

    The following sets forth our net sales by geographic region for the periods presented:

                                                                               NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,       ---------------------
                                            ------------------------------   SEP. 23,    SEP. 29,
                                              1999       2000       2001       2001        2002
                                            --------   --------   --------   ---------   ---------
                                                                (IN MILLIONS)
United States.............................   $4,064     $3,775     $3,045     $2,258      $2,499
Asia/Australia............................      818        905        901        672         741
Europe and the republics of the former
  Soviet Union............................      800        860        832        616         570
Mexico/Latin America......................      375        451        471        353         302
Canada....................................      473        418        303        219         222
Africa/Middle East........................      109        188        129        100         105
                                             ------     ------     ------     ------      ------
                                             $6,639     $6,597     $5,681     $4,218      $4,439
                                             ======     ======     ======     ======      ======

LIQUIDITY AND CAPITAL RESOURCES

    Since fiscal 2000, we have made a strategic effort to reduce our borrowings, improve our cost structure and improve efficiencies from continuing operations through monetization of assets and restructuring actions. As a result, our management has undertaken various initiatives to improve cash flow, reduce debt obligations and improve financial flexibility during that period.

    During the fourth quarter of 2000, we entered into a receivable securitization program which provides a cost-effective method to fund trade accounts receivables. This program diversifies our funding base by providing a flexible source of funding that is not reported on our balance sheet. See "Description of Other Indebtedness--Accounts Receivable Securitization Program" for a description of the terms of our accounts receivable securitization program.

    In the second quarter of 2001, Cummins Capital Trust I, one of our subsidiaries, issued 6 million shares of cumulative convertible preferred securities for net proceeds of $291 million. The proceeds from the issuance were used to repay outstanding indebtedness under our prior revolving credit facility. Dividends on the preferred securities are payable at an annual rate of 7% of the $50 liquidation preference on March 15, June 15, September 15 and December 15 of each year, or approximately $5.3 million in each quarter.

    During the second and third quarters of 2001, we entered into three sale-leaseback agreements whereby we sold certain manufacturing equipment and aircraft and received $143 million in proceeds from the transactions. The leases were accounted for as operating leases. Proceeds from the transactions were used to reduce indebtedness and fund working capital requirements.

    During 2000 and 2001, we recorded significant charges to restructure our operations, primarily in the Engine Business. These actions and the resulting charges were taken in response to the downturn in the North American trucking industry and related conditions and included workforce reductions, asset impairment losses, the termination of a new engine development program and other charges. Total cash outflows associated with these actions approximated $104 million, the majority of which has already been expended. The associated annual savings of these restructuring actions are estimated at $90 million upon completion.

    As of September 29, 2002, we had approximately $40 million outstanding under our prior revolving credit facility. On November 5, 2002, we entered into a new $385 million revolving credit facility that replaced our prior revolving credit facility.

    On November 5, 2002, we repaid all of the outstanding 5.61% notes due 2010 issued by the trust related to our ESOP, which we refer to in this offering memorandum as the "ESOP Trust Notes". The aggregate redemption price was approximately $51 million, plus redemption premiums and accrued interest of approximately $9 million. We financed our repayment of the ESOP Trust Notes with the sale of approximately $42 million of accounts receivable under our accounts receivable securitization program and approximately $18 million of cash on hand. As a result of the redemption premiums payable in respect of the ESOP Trust Notes, we expect to take a prepayment penalty charge of $8 million in the fourth quarter of 2002.

    Our operations have historically generated sufficient cash to fund our businesses, capital expenditures and dividend payments. Cash provided by continuing operations is a major source of working capital funding. At certain times, cash provided by operations is subject to seasonal fluctuations, and as a result, periodic borrowings are used to fund working capital requirements. We have available various short and long-term credit arrangements which are more fully disclosed in Note 6 to our audited consolidated financial statements included elsewhere in this offering memorandum. These credit arrangements and our accounts receivable securitization program provide the financial flexibility we require to satisfy future short- and long-term funding requirements.

    CASH FLOWS

    The following table sets forth the key elements of our cash flows during the periods presented:

                                                                                  NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,       ---------------------
                                               ------------------------------   SEP. 23,    SEP. 29,
                                                 1999       2000       2001       2001        2002
                                               --------   --------   --------   ---------   ---------
                                                                   (IN MILLIONS)
Net cash (used) provided by:
  Operating activities.......................   $ 307      $ 388       $144       $ 57        $ 32
  Investing activities.......................    (166)      (312)       (86)       (25)        (34)
  Financing activities.......................    (105)       (86)       (27)        22          11
Effect of exchange rate changes on cash......      --         (2)        (1)        (1)         --
Net change in cash and cash equivalents......      36        (12)        30         53           9

    OPERATING ACTIVITIES. Operating activities provided $32 million in cash for the first nine months of 2002, compared to $57 million in the first nine months of 2001, or a decrease of $25 million. The decrease resulted primarily from an increase in net earnings after adjustment for non-cash items, up $28 million compared to 2001, offset by significantly higher working capital requirements, up $53 million compared to 2001. Working capital items consumed $139 million of cash in the first nine months of 2002, compared to $86 million in the first nine months of 2001, resulting in a $53 million decrease in cash. The net change in accounts payable, income taxes payable and other items provided $226 million of working capital in the first nine months of 2002 as compared to 2001, but were offset by changes in net receivables and inventories of $261 million and $18 million, respectively. Most of the increase in receivables was a result of higher sales volume in September 2002 compared to 2001 and a majority of the increase in inventory occurred in the first quarter of 2002 as demand increased for our heavy-duty engine products. During the third quarter of 2002, inventories were reduced and provided $28 million in cash while net receivables increased $153 million, including a $70 million repayment from the sale of receivables.

    Net cash provided by operating activities was $144 million for 2001, compared with $388 million for 2000 and $307 million for 1999. The decrease from 2000 to 2001 was largely due to the decline in net earnings, repayment of funding under the accounts receivable securitization program and a reduction in accounts payable and accrued expenses, offset by a reduction in inventory. Cash flows provided by the reduction in receivables was $202 million and net of the $164 million securitization repayment, was $38 million in 2001 compared to $273 million in 2000.

    INVESTING ACTIVITIES. Net cash used in investing activities was $34 million in the first nine months of 2002, compared to $25 million for the first nine months of 2001, an increase of $9 million. Cash flows from investing activities in the first nine months of 2001 included $137 million in proceeds from sale-leaseback transactions. Excluding the cash flows from these transactions, net cash used in investing activities in the first nine months of 2001 was $162 million, compared to $34 million in the first nine months of 2002, or a decrease of $128 million in cash used for investing activities. Most of the decrease was attributable to lower capital spending, down $104 million from $158 million in the first nine months of 2001 to $54 million in the first nine months of 2002. Capital expenditures during the first half of 2001 included significant spending for the cancelled Dakota engine program. Capital expenditures during the third quarter of 2002 were $20 million, compared to $36 million in the third quarter of 2001. For the year 2002, our capital spending is estimated to be at or below $100 million, or nearly one-half of our 2001 capital spending as a result of tight cash flow management. Investments in and advances to our joint ventures and alliances represented a cash outflow of $26 million in the first nine months of 2002 compared to $22 million in same period a year ago. These include both long-term investment and short-term funding for working capital needs of our joint ventures. Cash inflows from investing activities in the first nine months of 2002 included $23 million in proceeds from the sale of a previously consolidated distributorship, $6 million in proceeds from the sale of a distributorship acquired during the second quarter, $5 million outflow for a business acquisition and $9 million of proceeds from assets sold to the newly formed marine business joint venture, Cummins Mercruiser.

    Net cash used in investing activities was $86 million in 2001, down $226 million from 2000 and down $80 million from 1999. Most of the decline in cash used in investing activities was a result of $143 million cash inflows from the sale and leaseback transactions and a reductions in business acquisitions in 2001 compared to 2000. In 2000, we acquired a distributorship in South Africa and purchased assets from the dissolved Wartsila joint venture. Capital expenditures in 2001 decreased $22 million compared to 2000 and $9 million below 1999 as we reduced spending levels to improve cash flows.

    FINANCING ACTIVITIES. Net cash provided by financing activities was $11 million in the first nine months of 2002, compared to $22 million in the first nine months of 2001. Financing activities in the first nine months of 2001 included $291 million in proceeds from the issuance of our preferred securities in the second quarter of 2001, of which $247 million was used to repay borrowings under our short-term credit agreements during that quarter. Our net borrowings under short-term credit agreements were $56 million during the first nine months of 2002, including $3 million of net borrowings in the third quarter. Dividend payments on our common stock were $37 million for the first nine months of 2002 and 2001. The net change in cash and cash equivalents for the first nine months of 2002 was an increase of $9 million, compared to a $53 million net increase a year ago. Our cash and cash equivalents at the end of the third quarter of 2002 were $101 million, compared to $115 million at the end of the third quarter of 2001.

    Net cash used in financing activities was $27 million in 2001, compared to $86 million in 2000 and $105 million in 1999. Cash uses were for dividend payments and payments on borrowings reduced by proceeds from the preferred securities issuance. Net payments on borrowings were $257 million in 2001, as we used proceeds from the preferred securities issuance to reduce indebtedness. We did not repurchase any of our common stock during 2001. As a result, the amount of cash used in financing activities was reduced compared to common stock repurchases of $16 million in 2000 and $34 million in 1999. Cash and cash equivalents increased $30 million during 2001, and were $92 million at the end of 2001.

    Based on projected cashflows from operations and our credit arrangements, including anticipated available borrowings under our new credit facility and the net proceeds to us from this offering, we believe we will have sufficient liquidity to meet anticipated capital, debt and dividend requirements in the foreseeable future.

FINANCIAL COVENANTS AND CREDIT RATING

    In April 2002, Moody's notified us that they were lowering our long-term and short-term debt ratings primarily as a result of the continuing weakness in the North American heavy-duty truck market. Our senior unsecured long-term debt rating was lowered from "Baa3" to "Ba1" and our short-term debt rating was lowered from "Prime-3" to "Not-Prime." At that time, Standard & Poor's reaffirmed its rating of our debt at "BBB-". In October 2002, Moody's confirmed their long-term rating of our senior debt at "Ba1", but changed their outlook to "negative" from "stable" due to uncertainties regarding near-term demand in the heavy-duty truck market created by the October 1,

2002 initiation of more stringent EPA emissions regulations. Also in October 2002, as a result of declining sales in our Power Generation Business and weak demand in the heavy-duty and medium-duty truck markets, Standard and Poor's lowered our debt rating from "BBB-" to "BB+", equivalent to Moody's "Ba1" with a negative outlook.

    We do not believe the downgrade of our debt ratings will have a material impact on our financial results or our financial condition. The following is a discussion regarding the impact of the credit rating downgrades on our financial arrangements, credit agreements and debt covenants.

    ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

    Our accounts receivable securitization program began in December 2000. As of December 31, 2001, we had funded $55 million under the program. The agreement for this program required us to maintain a minimum investment grade credit rating in our long-term unsecured debt. As a result of the Moody's downgrade in April 2002, we renegotiated the terms of the securitization agreement and amended the requirement to maintain a minimum investment grade credit rating. The terms of the new agreement provide for an increase in the interest rate and fees under this program of approximately $0.5 million annually at current funding levels. The recent Standard & Poor's downgrade had no impact on our funding under this program. As of September 29, 2002, there were no proceeds outstanding under the accounts receivable securitization program. On
November 5, 2002, we sold $42 million of accounts receivable under the program to finance a portion of the repayment of the ESOP Trust Notes, bringing the total amount of receivables sold under the program since September 29, 2002 to approximately $87 million.

    FINANCING ARRANGEMENTS FOR INDEPENDENT DISTRIBUTORS

    We guarantee the revolving loans, term loans and leases in excess of a specified borrowing base for certain independently owned and operated North American distributors as well as distributors in which we own an equity interest. The agreement requires us to maintain a minimum investment grade corporate credit rating for our long-term unsecured debt. As a result of the Moody's downgrade in April 2002, our guarantee under the operating agreement for our guarantee program increased to the full amount of distributor borrowings outstanding under the program. In the interim, the lender under the program agreed to waive the additional guarantees of distributor indebtedness that were required upon our ratings downgrade and continued to fund the distributors under this program. We subsequently amended the operating agreement with the lender under the program, lowering the rating trigger for a period of approximately two years, at which time the rating will resume to their prior levels. Under the amended agreement, if our corporate credit rating falls below "BB+" with Standard & Poor's or below "Ba1" with Moody's, the lender under the program could elect to curtail distributor borrowings and the amount of our guarantee would increase to the total distributor borrowings outstanding under the program. This rating level trigger remains in effect until August 31, 2004, at which time the rating trigger reverts to a rating of below "BBB-" for Standard & Poor's or below "Baa3" for Moody's. As of September 29, 2002, we had guaranteed $53 million of financing arrangements for our North American distributors under the operating agreement.

    EQUIPMENT SALE-LEASEBACK AGREEMENT

    In 2001, we entered into a sale-leaseback agreement whereby we sold certain manufacturing equipment and leased it back under an operating lease. As a result of the Moody's downgrade in April 2002 and the Standard & Poor's downgrade in October 2002, we were required under the lease agreement to obtain irrevocable, unconditional standby letters of credit in an amount of $64 million. The letters of credit were posted to the benefit of the equipment lessor and lenders and will remain in effect until we achieve and maintain a minimum investment grade credit rating for twelve consecutive months. If we had been unable to obtain these letters of credit, we would have been able to satisfy our obligation under the lease agreement by borrowing under our prior revolving credit facility and posting the proceeds as collateral.

MARKET RISK

    We are exposed to various types of market risk, primarily currency exchange rates, interest rates and commodity prices. We monitor our risks in these areas on a continuous basis and generally enter into forward and futures contracts to minimize our exposures for periods of less than one year. Our strategy of managing our derivative instruments does not provide for speculation.

    In April 2002, we began hedging our foreign currency exposure to variability in the functional currency equivalent cash flows associated with anticipated transactions. These derivative contracts are designated and qualify as cash flow hedges under Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities". The effective portion of the unrealized gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income and reclassified into earnings in the same line item associated with the hedged transaction in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the unrealized gain or loss on the derivative instrument, if any, is recognized in "Other Income" in current earnings during the period of change. For derivative instruments not designated as hedging instruments, the fair value gains or losses from these foreign currency derivatives are recognized directly in earnings. Our internal policy allows for managing anticipated foreign currency cash flow for up to one year.

    We are exposed to market risk from fluctuations in interest rates. We manage our exposure to interest rate fluctuations through the use of interest rate swaps. The objective of the swaps is to more effectively balance our borrowing costs and interest rate risk and reduce financing costs. Currently, we have one interest rate swap relating to our existing 6.45% notes due 2005. The swap converts $225 million notional amount from fixed rate debt into floating rate debt and matures in 2005. The interest rate swap is designated as a fair value hedge of our fixed rate debt. As the critical terms of the swap and the debt are the same, the swap is assumed to be 100% effective and the fair value gains on the swap are completely offset by the fair value adjustment to the underlying debt.

    We are exposed to fluctuations in commodity prices due to contractual agreements with component suppliers. In order to protect ourselves against future price volatility and, consequently, fluctuations in gross margins, we enter into fixed price swaps with designated banks to fix the cost of certain raw material purchases with the objective of minimizing changes in inventory cost due to market price fluctuations. The fixed price swaps are derivative contracts and are designated as cash flow hedges. The ineffective portion of the hedge is recognized in our earnings in the period in which the ineffectiveness occurs.

OFF-BALANCE SHEET ARRANGEMENTS AND SPECIAL PURPOSE ENTITY

    We use a special purpose entity, Cummins Receivable Corporation, in connection with the sale of our trade accounts receivable. Cummins Receivable Corporation is a wholly-owned, bankruptcy-remote special purpose subsidiary that transfers an interest in our receivables, without recourse, to limited purpose receivable securitization entities, referred to as "conduits", that are established and managed by an independent financial institution. Following the transfer of the sold receivables to the conduits, receivables are no longer our assets and the sold receivables no longer appear on our balance sheet. The use of this financing arrangement enables us to access highly liquid and efficient markets to finance our working capital needs when receivables are sold and packaged in this type of structure. As of September 29, 2002, there were no proceeds outstanding under the accounts receivable securitization program.

    In June 2001, we issued 6 million shares of convertible quarterly income preferred securities through Cummins Capital Trust I, a Delaware special purpose trust and wholly-owned subsidiary of ours. The proceeds from the issuance of the preferred securities of $291 million were invested by Cummins Capital Trust I in convertible subordinated debentures issued by us. The sole assets of Cummins Capital Trust I are the debentures.

    None of our officers, directors or employees or their affiliates hold any direct or indirect equity interests in either of our special purpose entities other than holdings of our common stock.

    In 2001, we entered into a lease agreement where we sold and leased back certain heavy-duty engine manufacturing equipment with a nationally prominent, creditworthy lessor who had an established special purpose entity to facilitate the financing of the equipment for us. The use of the special purpose entity allows the parties providing the lease financing to isolate particular assets in a single entity and thereby syndicate the financing to multiple third parties. This is a conventional financing technique used to lower the cost of borrowing and thus, the lease cost to us. There is a well-established market in which financial institutions participate in the financing of such property through their purchase of interests in such special purpose entities. The special purpose entity established to facilitate the equipment lease to us is owned by an institution, which is independent and not affiliated with us. The financial institution maintains a substantial equity investment in the special purpose entity.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS 142 concurrent with Statement of Financial Accounting Standards No. 141 (SFAS
141), "Business Combinations". SFAS 142 addresses financial accounting and reporting for goodwill and intangible assets. Under SFAS 142, goodwill and certain other intangible assets having indefinite useful lives are no longer amortized but are reallocated to applicable reporting units for purposes of performing annual impairment tests using a fair-value-based analysis.

    As required by SFAS 142, we applied this new accounting standard on January 1, 2002 to our previously recognized goodwill and intangible assets. As of December 31, 2001, our net goodwill related to consolidated entities was approximately $343 million. For purposes of impairment testing, we assigned $332 million of goodwill to a component within the Filtration and Other Business reporting segment, $6 million to a component within the Engine Business reporting segment and $5 million to the International Distributor Business reporting segment. During the first quarter of 2002, we completed the first step of the transitional goodwill impairment test, which required us to compare the fair value of our reporting units to the carrying value of the net assets of our reporting units as of January 1, 2002. For each of our reporting units, the estimated fair value was determined utilizing the expected present value of the future cash flows of the units. Based on this analysis, we concluded that the fair value of each of our reporting units exceeded their carrying, or book value, including goodwill, and therefore we did not recognize any write-down of goodwill.

    Statement of Financial Accounting Standard No. 143 (SFAS 143), "Accounting for Asset Retirement Obligations", was also issued by the FASB in June 2001, with an effective date of June 15, 2002. SFAS 143 requires obligations associated with retirement of long-lived assets to be capitalized as part of the carrying value of the related asset. The adoption of this statement has not had a material effect on our financial statements.

    In August 2001, the FASB issued Statement of Financial Accounting Standard No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 sets forth a single accounting model for the accounting and reporting for the impairment or disposal of long-lived assets and is effective January 1, 2002. The adoption of this statement has not had a material effect on our financial statements.

    In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145 (SFAS 145), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 (APB No. 30). Applying the provisions of APB No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual and infrequent and meet the criteria for classification as an extraordinary item. SFAS 145 is effective for us beginning January 1, 2003.

    In June 2002, the FASB issued Statement of Financial Accounting Standard
No. 146 (SFAS 146), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". Under EITF No. 94-3, a liability for exit costs was recognized at the date of an entity's commitment to an exit plan. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. The provisions of SFAS 146 are effective for exit or disposal activities, such as restructuring, involuntarily terminating employees, and consolidating facilities that are initiated after December 31, 2002.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 6, 2002


                                       CUMMINS, INC.

                                       By: /s/ Susan K. Carter
                                           --------------------------
                                           Name:  Susan K. Carter
                                           Title: Vice President
                                                  Controller
                                                  (Principal Accounting Officer)